Exhibit (b)(4)
ASSIGNMENT AND ASSUMPTION AGREEMENT
     Assignment and Assumption Agreement, dated as of October 13, 2009 (this “Agreement”), by and between XI CAPITAL COMPANY (the “Assignor”) and RIVER INVESTMENT PARTNERS (the “Assignee”).
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. On the date hereof (the “Effective Date”), the Assignor by this Agreement does hereby assign, transfer, convey, grant, delegate and deliver to the Assignee all of the Assignor’s right, title, interest, obligations, liabilities and duties in, to and under (i) the Financing Commitment letter agreement dated July 8, 2009, among Assignor (as successor to Anchor Sub Funding S.à r.l.), Lion Holdings, Inc. and Lion Merger Corp. (the “Commitment Letter”) and (ii) the letter agreement dated July 8, 2009, among the Assignor (as successor to Anchor Sub Funding S.à r.l.), Progress Funding and *** (the “Lender Side Letter”, and together with the Commitment Letter, the “Assigned Agreements”). Upon the Effective Date, the Assignor shall cease to have any rights, title, interest, obligations, liabilities or duties under the Assigned Agreements.
     2. The Assignee by this Agreement does hereby accept and assume all of the Assignor’s rights, title, interest, obligations, liabilities or duties in, to and under the Assigned Agreements as of the date hereof, and does hereby agree to be bound by the terms and conditions of the Assigned Agreements as though it were an original signatory thereto.
     3. Each of the Assignor and the Assignee hereto represents and warrants to the other that (a) such party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder, and (b) the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such party, and no other proceedings on the part of such party, and no approval of the shareholders or members of such party, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
     4. From and after the date hereof, each of the Assignor and the Assignee hereto agrees to take or cause to be taken such further action, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested by the other party hereto in order to effectuate fully the purposes, terms and conditions set forth in this Agreement.
     5. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     6. This Agreement may be amended, modified, superseded or canceled and any of the terms, provisions and conditions hereof may be waived only by a written instrument executed by both of the parties hereto.

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

     7. This Agreement inures to the benefit of and shall be binding on each of the parties hereto and their respective representatives and successors.
     8. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Agreement.
     9. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

XI CAPITAL COMPANY
By:
Authorized Signatory

RIVER INVESTMENT PARTNERS
By:
Authorized Signatory

Acknowledged and Consented to
this 13th day of October, 2009:

LION HOLDINGS, INC.
By:
Name:
Title:

LION MERGER CORP.
By:
Name:
Title: